Exhibit 4.10
SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this
“Amendment”) is dated as of May 24, 2019, and is entered into by and among PROMETHEAN WORLD LIMITED, a company incorporated in England and Wales with company number 07118000 (“Parent”), PROMETHEAN INC., a Delaware corporation (“Promethean U.S.”),
PROMETHEAN LIMITED, a company incorporated in England and Wales with company number
01308938 (“Promethean U.K.”, and together with Promethean U.S., each, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as
Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent and security trustee for the Lenders ( “Agent”).
RECITALS
A.WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Loan and Security Agreement, dated as of June 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make loans and extend other financial accommodations to the Obligors;
B.WHEREAS, the Obligors have requested that the Agent and Lenders amend the Loan Agreement in certain respects which Agent and Lenders are willing to do on the terms and subject to the conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings given thereto in the Loan Agreement, as amended hereby.
Section 1.2 Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.
ARTICLE II
AMENDMENTS TO LOAN AGREEMENT
Section 2.1     New Definitions. The following new definitions are hereby added to Section 1.1 of the Loan Agreement in alphabetical order to read in its entirety as follows:
“Eligible In-Transit Inventory: Inventory owned by Promethean U.S. that would be Eligible Inventory if it were not subject to a document of title and in transit from a foreign location to a location of Promethean U.S. within the United States, and that Agent, in its discretion, deems to be Eligible In-
116617549_4

Transit Inventory. Without limiting the foregoing, no Inventory shall be

Eligible In-Transit Inventory unless it (a) is subject to a negotiable document of title showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which document of title is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom Promethean U.S. is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent, and title has passed to Promethean U.S.; (e) is shipped by a common carrier that is independent of the vendor and is not the target of any Sanction or on any specially designated nationals list maintained by OFAC; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.”
“Eligible Inventory: Inventory owned by Promethean U.S. that Agent, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new or saleable condition and is not materially damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned defective goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any negotiable warehouse receipt or negotiable document of title; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.”
“Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.”

116617549_4

“NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the applicable Borrower’s Inventory performed by an appraiser and on terms satisfactory to Agent.”
“Second Amendment: means that certain Second Amendment to Loan and Security Agreement dated as of May 24, 2019, by and among the Parent, Borrowers, Lenders and Agent.”
“U.S. Inventory Formula Amount: the lesser of (a) $15,000,000 and (b) the sum of (i) the lesser of (x) 65% of the Value of Eligible Inventory of Promethean U.S.; or (y) 85% of the NOLV Percentage of the Value of Eligible Inventory of Promethean U.S.; plus (ii) the lesser of (x) 65% of the
Value of Eligible In-Transit Inventory of Promethean U.S. or (y) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory of Promethean U.S.; provided, however, no Inventory shall be included in the above calculation until completion of the applicable appraisals satisfactory to Agent.
Section 2.1 Amendment to the Definition of “Availability Reserve” in Section 1.1 of the Loan Agreement. The definition of “Availability Reserve” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the aggregate amount of liabilities secured by Liens upon Collateral that are or may be senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of
Default arising therefrom); (d) the Dilution Reserve; (e) the U.K. Priority
Payables Reserve; (f) the 2018 Subordinated Debt Payment Reserve; (g) the Inventory Reserve and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.”
Section 2.2 Amendment to the Definition of “Eligible Account” in Section 1.1 of the Loan Agreement. Clause (c) of the definition of “Eligible Account” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
(c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates to a Borrower, it exceeds 15% of the aggregate Eligible Accounts of such Borrower; provided, that such percentage with respect to Accounts owed to Promethean U.S. by CDW Corporation and its Affiliates shall be 60% of the aggregate Eligible Accounts of Promethean U.S. and with respect to Accounts owed to Promethean U.K. by Tech Data and its Affiliates shall be 75% of the aggregate Eligible Accounts of Promethean U.K., or, in all instances, such other percentage as Agent may establish for any Account Debtor from time to time;

116617549_4

Section 2.3 Amendment to the Definition of “Payment Conditions” in Section 1.1 of the Loan Agreement. The definition of “Payment Conditions” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Payment Conditions: with respect to any investments, Distributions, payment of Debt, (i) both before and after giving effect to any such transaction and giving pro forma effect to the applicable transaction, no Default or Event of Default has occurred and is continuing or would arise as a result of the applicable transaction, (ii) after giving pro forma effect to the applicable transaction Availability shall not be less than the greater of $10,000,000 and 15% of the Borrowing Base then in effect for each of the 30 days immediately prior to the consummation of such transaction and immediately after giving effect thereto (provided, that for the purposes of clause (ii) hereunder, until completion of an appraisal of the Inventory of Promethean U.S., with results satisfactory to Agent, after giving pro forma effect to the applicable transaction Availability shall not be less than the greater of $5,000,000 and 15% of the Borrowing Base then in effect immediately before and after giving effect thereto), and (iii) the Fixed Charge Coverage Ratio as of the most recent four (4) Fiscal Quarter period ended for which financial statements pursuant to Section 10.1.2 were required to have been delivered shall not be less than 1.00:1.00.”
Section 2.4     Amendment to the Definition of “U.S. Borrowing Base” in Section 1.1 of the Loan Agreement. The definition of “U.S. Borrowing Base” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the U.S. Sublimit; or (b) the sum of the U.S. Accounts Formula Amount plus the U.S. Inventory Formula Amount, minus the Availability Reserve allocated by Agent to Promethean U.S.”
Section 2.5 Amendment to the Definition of “Value” in Section 1.1 of the Loan Agreement. The definition of “Value” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, (i) net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person and (ii) with respect to Accounts supported by credit insurance, up to the coverage amount net of copays and deductibles.”
Section 2.6 Amendment to Section 5.2 of the Loan Agreement. Section 5.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

116617549_4

“5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.”
Section 2.7 Amendment to Section 8.3.1 of the Loan Agreement. Section 8.3.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.
Section 2.8 Amendment to Section 8.3.2 of the Loan Agreement. Section 8.3.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.
Section 2.9 Amendment to Section 10.1.1(b) of the Loan Agreement. Section 10.1.1(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“(b) Reimburse Agent for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to once per Loan Year and up to two times per Loan Year if in the 12 months prior to the commencement of such examination, a Reporting Trigger Period existed and (ii) appraisals of Inventory, up to once per Loan Year and up to two times per Loan Year if in the 12 months prior to the commencement of such examination, a Reporting Trigger Period existed; provided, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses

116617549_4

relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.”
ARTICLE III
REPORTING TRIGGER PERIOD
Pursuant to Section 8.1 of the Loan Agreement, Borrowers are required to deliver to Agent (and Agent shall promptly deliver the same to Lenders) a Borrowing Base Report (i) by the 15th day of each month, prepared as of the close of business of the previous month, and (ii) at any time during a Reporting Trigger Period, the third Business Day of each week, prepared as of the close of business of the previous week, and (iii) at such other times as Agent may request. A Reporting Trigger Period is the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $6,000,000 or 15% of the aggregate Revolver Commitments for 5 consecutive days; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than $6,000,000 and 15% of the aggregate Revolver Commitments. For any month preceding the date of this Second Amendment and continuing until such time as Inventory is added to and included in the U.S. Borrowing Base by Agent, Agent hereby waives implementation of the Reporting Trigger Period. The foregoing is a one-time waiver and applies only to the specified circumstance and does not modify or otherwise affect the Borrowers’ obligations to comply with any provision under the Loan Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
This Amendment shall not be binding until each of the following conditions precedent has been satisfied in form and substance satisfactory to the Agent:
(a)The representations and warranties contained herein and in the Loan Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;
(b)No Default or Event of Default shall have occurred and be continuing;
(c)The Obligors have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, an executed original of this Amendment; and
(d)The Obligors shall have paid to the Agent the fees, costs, and expenses owed to and/or incurred by the Agent arising in connection with this Amendment (including reasonable attorneys’ fees and costs).
ARTICLE V

116617549_4

ADDITIONAL COVENANTS AND MISCELLANEOUS
Section 5.1 Acknowledgment of the Obligors. The Obligors hereby represent and warrant that the execution and delivery of this Amendment and compliance by Obligors with all of the provisions of this Amendment: (a) are within the powers and purposes of the Obligors; (b) have been duly authorized or approved by the board of directors or managers of the Obligors; and (c) when executed and delivered by or on behalf of the Obligors, will constitute valid and binding obligations of each Obligor, enforceable in accordance with their terms. Each Obligor reaffirms its obligation to pay all amounts due to the Agent and the Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby.
Section 5.2 Representations and Warranties. The Obligors represent and warrant that, after giving effect to this Amendment, each of the representations and warranties made by the Parent and each Borrower in Section 9 of the Loan Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case on and as of the date hereof as if made on and as of the date hereof, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date.
Section 5.3 Loan Documents Unmodified. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Loan Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except as otherwise specifically provided in this Amendment. Subject to the terms of this Amendment, any lien and/or security interest granted to the Agent in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the obligations.
    Section 5.4     Event of Default. A breach of this Amendment shall be an Event of Default.
Section 5.5     Parties, Successors and Assigns. This Amendment shall be binding upon the Obligors and shall inure to the benefit of the Lender and its respective successors and assigns.
Section 5.6 Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.
Section 5.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
Section 5.8 Expenses of Agent. Without limiting the terms and conditions of the Loan Documents, each Obligor agrees to pay on demand: (a) all costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Agent’s

116617549_4

legal counsel; and (b) all costs and expenses reasonably incurred by the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Agent’s legal counsel.
Section 5.9 Choice of Law; Jury Trial Waiver. THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY, IF ANY, IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE LOAN AGREEMENT, THE TERMS OF SECTIONS 14.15 AND 14.16 OF THE LOAN AGREEMENT SHALL APPLY TO THIS AMENDMENT.
    Section 5.10     Release.
(a)EACH OBLIGOR HEREBY IRREVOCABLY RELEASES AND FOREVER
DISCHARGES AGENT, LENDERS AND THEIR AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF ACTION WHATSOEVER (EACH A “CLAIM”) THAT SUCH OBLIGOR MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE OF THIS AMENDMENT, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (1) OCCURRED PRIOR TO OR ON THE DATE OF THIS AMENDMENT AND (2) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE FOREGOING DOES NOT RELEASE ANY RELEASED PERSON FROM THE CONTINUING PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS ON OR AFTER THE DATE HEREOF.
(b)EACH OBLIGOR INTENDS THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
EACH OBLIGOR ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS
NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS

116617549_4

Section 5.11 Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall not be changed or terminated orally.
[Remainder of Page Intentionally Left Blank]

116617549_4

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.
PARENT:     PROMETHEAN WORLD LIMITED

By: /s/ Ian Curtis                    Name: Ian Curtis
Title: Director
BORROWERS:     PROMETHEAN INC.
By: /s/ Sue Choe                    Name: Sue Choe
Title: CFO
    PROMETHEAN LIMITED
By: /s/ Ian Curtis
Name: Ian Curtis
Title: Director